Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Nancy Shipp, (Investors) 206.388.3136
bluenileir@bluenile.com
John Baird, (Media) 206.336.6755
johnb@bluenile.com
Blue Nile Announces Third Quarter Financial Results
Blue Nile Reports Q3 Net Sales of $42.0 Million, up 23.9% from Prior Year
Reports Q3 Net Income Growth of 49.1% over Prior Year
Achieves Q3 Earnings Per Diluted Share of $0.13
Announces $6.5 Million in Q3 Share Repurchases
SEATTLE, November 8, 2005 — Blue Nile, Inc. (Nasdaq: NILE) reported financial results for its third quarter ended October 2, 2005.
Blue Nile reported the following highlights for the quarter:
•	Third quarter net sales totaled $42.0 million, compared to net sales of $33.9 million in the third quarter of 2004, an increase of 23.9%.

•	Net income in the third quarter increased 49.1% to $2.5 million, or $0.13 per diluted share, from $1.7 million, or $0.09 per diluted share, in the third quarter of 2004.

•	Non-GAAP free cash flow for the quarter was $6.2 million, compared to $3.0 million in the prior year, an increase of 106.3%. Net cash provided by operating activities for the quarter ended October 2, 2005 was $6.6 million, compared to $3.3 million in the third quarter of 2004.

•	The Company repurchased approximately $6.5 million, or 199,975 shares, of its common stock during the quarter.
“Our third quarter financial performance reflects the strength of the Blue Nile consumer proposition,” said Mark Vadon, Chief Executive Officer. “Our results demonstrate the appeal of the Blue Nile brand, the strength and potential of our business model, and our ability to execute with excellence for our customers.”
Mr. Vadon added, “We look forward to the upcoming holiday season in which we expect to achieve record sales levels, while continuing to provide our customers with an exceptional experience. We remain focused on delivering against our goals and achieving strong profitability for our shareholders.”

Other Financial Highlights
•	Cash, cash equivalents and marketable securities totaled $81.1 million at October 2, 2005.

•	Gross profit for the third quarter was $9.2 million, compared to $7.4 million in the third quarter of 2004, an increase of 25.5%. Gross profit as a percentage of net sales was 22.0% in the third quarter compared to 21.7% in the third quarter of 2004.

•	Income from operations increased 36.8% in the third quarter to $3.2 million from $2.3 million in the third quarter of 2004, reflecting increased operating leverage. As a percentage of net sales, income from operations increased to 7.6% in the third quarter, compared to 6.9% in the third quarter of 2004.

•	For the trailing twelve month period ended October 2, 2005, non-GAAP free cash flow was $23.1 million, compared to $13.1 million for the trailing twelve month period ended October 3, 2004, an increase of 76.6%. Net cash provided by operating activities for the trailing twelve month period ended October 2, 2005 was $24.9 million, compared to $14.7 million for the trailing twelve month period ended October 3, 2004.

•	Capital expenditures in the third quarter of 2005 totaled $399,000, compared to $306,000 in the third quarter of 2004.
Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of November 8, 2005. We are maintaining our net sales guidance and increasing our net income guidance for the full year.
Expectations for the Full Year ending January 1, 2006 (fiscal year 2005):
•	Net sales are expected to be between $205.0 million and $212.0 million.

•	Net income is expected to be in a range of $0.70 to $0.74 per diluted share.

•	The effective tax rate for the full year 2005 is expected to be approximately 36.0%.

•	Capital expenditures are expected to be between $1.0 million and $1.5 million.
Blue Nile will begin expensing stock options in the first fiscal quarter of 2006, in accordance with the SEC’s guidelines related to the implementation of Statement of Financial Accounting Standards No. 123R, “Share Based Payment.”

Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business and build our brand. Words such as “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, the strength of our brand, competition, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q for the quarters ended April 3 and July 3, 2005 and our Annual Report on Form 10-K for the year ended January 2, 2005. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended October 2, 2005, which will be filed with the Securities and Exchange Commission in November 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
Company management will be holding a conference call to discuss its third quarter 2005 financial results on November 8, 2005 at 5:00 p.m. ET/2:00 p.m. PT. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measure
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Blue Nile uses non-GAAP free cash flow as a measure of certain components of financial performance. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
Blue Nile’s management believes that non-GAAP free cash flow provides meaningful supplemental information regarding liquidity. Blue Nile believes that both management and investors benefit from referring to this non-GAAP measure in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP free cash flow calculation provides consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry. Investors should note, however, that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such a non-GAAP financial measure, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	October 2, 2005	October 3, 2004
Net cash provided by operating activities	$6,568	$3,296
Purchases of fixed assets, including internal-use software and website development	(399)	(306)
Non-GAAP free cash flow	$6,169	$2,990

	Twelve months	Twelve months
	ended	ended
	October 2, 2005	October 3, 2004
Net cash provided by operating activities	$24,915	$14,742
Purchases of fixed assets, including internal-use software and website development	(1,847)	(1,679)
Non-GAAP free cash flow	$23,068	$13,063

About Blue Nile, Inc.
Blue Nile is a leading online retailer of high quality diamonds and fine jewelry. The Blue Nile Web site showcases more than 60,000 independently certified diamonds and more than 1,000 styles of fine jewelry. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile is traded on the Nasdaq National Market under the trading symbol NILE.

BLUE NILE, INC.
Condensed Consolidated Balance Sheets

	October 2,	January 2,
	2005	2005
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$34,206	$59,499
Restricted cash	118	—
Marketable securities	46,781	41,868

Total cash and marketable securities	81,105	101,367
Accounts receivable	1,393	760
Inventories	9,116	9,914
Deferred income taxes	5,998	8,442
Prepaids and other current assets	980	1,046

Total current assets	98,592	121,529
Property and equipment, net	3,400	3,916
Intangible assets, net	360	385
Deferred income taxes	1,464	2,475
Other assets	77	77

Total assets	$103,893	$128,382

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,538	$37,775
Accrued liabilities	3,463	5,713
Current portion of deferred rent	210	203

Total current liabilities	24,211	43,691
Deferred rent, less current portion	920	1,071
Commitments and contingencies
Stockholders’ equity:
Common stock	19	18
Additional paid-in capital	105,571	104,684
Deferred compensation	(601)	(929)
Accumulated other comprehensive income (loss)	7	(2)
Accumulated deficit	(11,651)	(19,515)
Treasury stock	(14,583)	(636)

Total stockholders’ equity	78,762	83,620

Total liabilities and stockholders’ equity	$103,893	$128,382

Note: The balance sheet at January 2, 2005 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations

	Quarter Ended		Year To Date Ended
	October 2,	October 3,	October 2,	October 3,
	2005	2004	2005	2004
		(Unaudited)
	(in thousands, except per share data)

Net sales	$41,996	$33,888	$129,938	$104,694
Cost of sales	32,751	26,519	101,016	81,186

Gross profit	9,245	7,369	28,922	23,508

Selling, general and administrative expenses	6,049	5,033	18,356	15,452

Operating income	3,196	2,336	10,566	8,056

Other income (expense) net:
Interest income	663	241	1,723	380
Other income	—	15	—	53

	663	256	1,723	433

Income before income taxes	3,859	2,592	12,289	8,489
Income tax expense	1,390	936	4,425	3,065

Net income	$2,469	$1,656	$7,864	$5,424

Basic net income per share	$0.14	$0.09	$0.45	$0.51

Diluted net income per share	$0.13	$0.09	$0.42	$0.31

Shares used for computation (in thousands):
Basic	17,500	17,661	17,626	10,723
Diluted	18,540	18,891	18,657	17,639

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows

	Year to Date Ended
	October 2,	October 3,
	2005	2004
	(Unaudited)
	(in thousands)
Operating activities:
Net income	$7,864	$5,424
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,269	1,108
Loss (gain) on disposal of assets	9	(5)
Stock-based compensation	258	279
Deferred income taxes	4,181	2,870
Changes in assets and liabilities:
Receivables, net	(634)	242
Inventories	798	3,841
Prepaid expenses and other assets	67	(477)
Accounts payable	(17,237)	(12,290)
Accrued liabilities	(2,250)	(1,851)
Deferred rent	(144)	(124)

Net cash used in operating activities	(5,819)	(983)

Investing activities:
Purchases of property and equipment	(745)	(731)
Proceeds from the sale of property and equipment	8	7
Purchases of marketable securities	(113,900)	(59,835)
Proceeds from the sale of marketable securities	109,000	11,000
Transfers of restricted cash	(118)	350

Net cash used in investing activities	(5,755)	(49,209)

Financing activities:
Proceeds from sale of common stock, net of issuance costs	—	42,516
Repurchase of common stock	(13,947)	—
Proceeds from warrant and stock option exercises	228	70

Net cash (used in) provided by financing activities	(13,719)	42,586

Net decrease in cash and cash equivalents	(25,293)	(7,606)

Cash and cash equivalents, beginning of period	59,499	30,383

Cash and cash equivalents, end of period	$34,206	$22,777